Dice Inc.
                                                      tel: (212) 725-6550
                                                      http://about.dice.com/

Dice Inc.
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For Immediate Release:
August 12, 2002

           DICE INC. REPORTS AWARD RENDERED IN ARBITRATION PROCEEDINGS


New York, NY--August 12, 2002--Dice Inc. (Nasdaq: DICE), the leading provider of online recruiting services for technology professionals, today reported that an arbitrator had issued an award in the previously disclosed arbitration proceeding relating to the purchase of certain websites by EarthWeb Inc. (now known as Dice Inc.) in 1999 from Mr. Scott Wainner.

These websites were subsequently transferred to internet.com Corporation (now known as INT Media Group, Incorporated) in December 2000. The arbitrator awarded Mr. Wainner $1 million of the total $2 million plus attorney's fees and costs sought by Mr. Wainner in the arbitration.

Pursuant to the terms of the Asset Purchase Agreement entered into in December 2000 between EarthWeb Inc. and internet.com Corporation, Dice has certain rights to indemnification from internet.com.

The company will take a charge during the third quarter for the net amount payable pursuant to the award. Under the terms of the arbitrator's award, interest will accrue at 9% per annum beginning September 7, 2002, if the payment is not made before that date. The company is evaluating its options regarding the award, the method of any payment and the impact on the award of the indemnity provisions of the Asset Purchase Agreement with internet.com Corporation.

This award will have no impact on the operations of Dice Inc. and does not change its projections of revenue and EBITDA disclosed during its second quarter earnings call on July 24, 2002.

About Dice Inc.
Dice Inc. (Nasdaq: DICE, http://about.dice.com) is the leading provider of online recruiting services for technology professionals. Dice Inc. provides services to hire, train and retain technology professionals through dice.com, the leading online technology-focused job board, as ranked by Media Metrix and IDC, and MeasureUp, a leading provider of assessment and preparation products for technology professional certifications.

Corporate Profile
Dice Inc.'s corporate profile can be viewed by clicking on Investor Relations at http://about.dice.com.


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This press release may be deemed to contain forward-looking information. Any forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements as to industry trends, future economic performance, anticipated profitability, anticipated revenues and expenses, and products or service line growth, may be significantly and materially impacted by certain risks and uncertainties, including, but not limited to, failure to meet operating objectives or to execute the operating plan, competition, and other economic factors. Additional risks and uncertainties are described in the Company's public filings with the Securities and Exchange Commission. Any forward-looking information in or referred to by this press release is current only as of the date of publication, and Dice Inc. disclaims any obligation to update this information.



Company Contact Information               Media Contact Information
Michael P. Durney                         Claudine Cornelis
Senior Vice President, Finance and        Laura Novak
Chief Financial Officer                   Morgen-Walke Associates
                                          tel: 212-850-5600
Constance Melrose
Vice President, Treasury and Investor     Investor Relations Contact Information
  Relations                               Richard Schineller
Dice Inc.                                 3rd Millennium
ir@dice.com                               rich@3rd-mm.com
tel: 212-725-6550                         tel: 973-633-0888, ext. 110